AVIS BUDGET GROUP ANNOUNCES APPOINTMENT
OF CHIEF FINANCIAL OFFICER

PARSIPPANY, N.J., February 19, 2019 — Avis Budget Group, Inc. (NASDAQ: CAR) today announced that, effective March 18, 2019, John F. North III will join the Company as Chief Financial Officer. Mr. North will oversee all financial aspects of the Company, including financial planning and analysis, accounting and financial reporting, tax, internal audit, investor relations, and treasury and risk management. Martyn Smith will continue to be the Company’s Interim Chief Financial Officer until March 18, 2019, and thereafter will serve in a transitional and advisory role for at least six months.

Since 2002, Mr. North has held various leadership roles in finance, including Chief Financial Officer and Chief Accounting Officer, at Lithia Motors, Inc., a Fortune 500 company and one of the largest automotive retailers in the United States. Mr. North was instrumental in transforming Lithia’s finance and accounting functions as the company grew significantly from 2010 to 2018, and completing numerous acquisitions and integrating the businesses. Mr. North holds a degree in Finance from Santa Clara University, is a Certified Public Accountant and a CFA® Charterholder.

Avis Budget Group is grateful to Mr. Smith for his contributions and dedication in the role of Interim CFO, and his entire 16-year career with the Company and Avis Europe plc, which Avis Budget Group acquired in 2011.

“We are delighted to have John join our Company. He is a strategic and innovative leader with deep finance experience,” said Larry D. De Shon, President and Chief Executive Officer of Avis Budget Group. “Additionally, his background in the auto retail industry will serve the Company well as we execute our strategy for success in mobility and sustained, profitable growth, including our initiative to increase our direct-to-consumer vehicle sales. At the same time, we thank Martyn and wish him well as he continues in a transitional and advisory role with the Company, and in all of his future endeavors.”

About Avis Budget Group
Avis Budget Group, Inc. is a leading global provider of mobility solutions, both through its Avis and Budget brands, which have more than 11,000 rental locations in approximately 180 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network, with more than one million members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australasia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 30,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.

Forward-Looking Statements
This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group's Annual Report on Form 10-K for the year ended December 31, 2017 and in other filings and furnishings made by the Company with the Securities and Exchange Commission from time to time. Except to the extent required by applicable federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Contacts

Media Contact: Alice Pereira (973) 496-3916 PR@avisbudget.com	Investor Contact: Neal Goldner (973) 496-5086 IR@avisbudget.com
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